EXHIBIT 99.3

AFFINITY GAMING

GOVERNANCE AND NOMINATING COMMITTEE CHARTER

AUTHORITY

The Board of Directors (the "Board") of Affinity Gaming (the "Company") established this Governance and Nominating Committee (the "Committee") at its meeting on January 21, 2011. This Charter was adopted by the Board on February 10, 2011 and amended by the Board on November 4, 2014.

PURPOSE

The purpose of the Committee is to identify and to select individuals qualified to serve as members of its Board and committees consistent with criteria approved by the Board; to develop and recommend the Committee structure to the Board; to recommend to the Board a slate of Director-nominees for the next annual meeting of stockholders; to develop and recommend to the Board a set of corporate governance guidelines applicable to the Company; to review succession plans of the Company’s Chairman and Chief Executive Officer; and to oversee the evaluation of the Board and management.

ORGANIZATION AND MEMBERSHIP

The Committee shall consist of two or more directors as may be fixed from time to time by the Board. So long as the Company is not listed on the New York Stock Exchange (“NYSE”) or the Nasdaq Stock Market (“NASDAQ”) or, if listed, is a “controlled company” as defined in the listing standards of the NYSE or the NASDAQ, as applicable, the Committee is not required to be comprised solely of independent directors. At such time as the Company is listed on the NYSE or the NASDAQ and is not a “controlled company” as defined in the listing standards of the NYSE or the NASDAQ, as applicable, and after any permissible phase-in period, each member of the Committee shall qualify as an independent director and satisfy other requirements under the listing standards established by the NYSE or the NASDAQ to the extent the Company is subject to such standards, and any additional requirements that the Board deems appropriate.

Each Committee member shall be appointed by the Board on the recommendation of the Committee and and shall serve until his or her successor is duly appointed, or until such member’s earlier resignation or removal. The Board may remove or replace any member of the Committee at any time and for any reason, with or without cause. Any vacancy on the Committee shall be filled by the Board on the recommendation of the Committee.

The Committee’s Chairperson (the “Chairperson”) shall be designated by the Board or, if it does not do so, the Committee members shall elect a Chairperson by vote of the majority of the Committee. If the Board designates the Committee's Chairperson, the Board shall take into account the recommendations of the Committee.

The Committee may form and delegate authority to subcommittees of its members when appropriate.
MEETINGS

The Committee shall meet periodically as deemed necessary by the Chairperson of the Committee to properly carry out its responsibilities, but not less than four times each year. Such meetings, at the Committee’s discretion, may be in person or by telephone. The Committee may also act by unanimous written consent. Unless otherwise provided in the Company’s Articles of Incorporation or Amended and Restated Bylaws (in each case, as in effect from time to time), notice of meetings shall be given to all Committee members, or may be waived, in the same manner as required for meetings of the Board. A majority of the members of the Committee shall constitute a quorum for a meeting and the affirmative vote of a majority of members present at a meeting at which a quorum is present shall constitute the action of the Committee. The Committee may otherwise establish its own rules and procedures for notice and conduct of its meetings, provided such rules and procedures are not inconsistent with the Company’s Articles of Incorporation or Amended and Restated Bylaws (in each case, as in effect from time to time), this Charter, federal or Nevada state law or the listing standards of the NYSE or the NASDAQ to the extent the Company is subject to such standards. The Chairperson, or in his or her absence a member designated by the Chairperson, will preside at each Committee meeting and set the agenda for the meetings. The Committee may include in its meetings members of the Company’s management or any other persons whose presence the Chairperson believes to be appropriate.

The Chairperson of the Committee (or other member of the Committee designated by the Chairperson or the Committee in the Chairperson's absence) shall periodically report to the Board on its proceedings and any actions that it takes. The Committee will maintain written minutes of its meetings, which minutes will be maintained with the books and records of the Company.

AUTHORITY, RESPONSIBILITIES AND LIMITATIONS

In furtherance of its purpose, the Committee shall have the following authority, responsibilities, and limitations consistent with and subject to applicable law and rules and regulations promulgated by the Securities and Exchange Commission (the "SEC") and the listing standards established by the NYSE or the NASDAQ to the extent the Company is subject to such standards, or any other applicable regulatory authority:

1.
Develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, which shall be consistent with the listing standards of the NYSE or the NASDAQ to the extent the Company is subject to such standards and any other law, rules and regulations applicable to the Company and review those guidelines at least once each year, and address on an ad hoc basis, any other governance issues that may arise from time to time.

2.
Annually, review the Company’s Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers and any similar Company codes and policies and, based on such review, recommend changes to the Board as deemed appropriate.

3.
Develop and recommend to the Board standards to be applied in making determinations as to the “independence” of directors and the absence of “material” relationships between the Company and a director.

4.
Recommend to the Board from time to time any changes that the Committee believes are desirable to the size of the Board or any committee thereof and, in cooperation with the applicable committee, recommend to the Board any potential changes to the charter of any committee thereof.

5.	Develop the criteria for the selection of new directors to serve on the Board.

6.
Review at least annually the then-current composition of the Board, as a whole, and recommend, if appropriate, measures to be taken so that the Board contains at least the minimum number of independent directors required by the NYSE or the NASDAQ to the extent the Company is subject to such standards, and any additional requirements that the Committee deems appropriate.

7.
Recommend to the Board the slate of nominees to stand for election or re-election as directors at the annual meeting of the stockholders or to fill a vacancy on the Board, pursuant to the Bylaws of the Company. In identifying candidates, the Committee shall take into consideration such factors as it deems appropriate, including any such factors identified by the Board. The Committee will also consider candidates proposed by stockholders, provided that such candidates are nominated in accordance with the Company’s Bylaws.

8.	Recommend to the Board, directors to serve on committees of the Board (including the Committee).

9.	Recommend to the Board, directors to serve as chairperson of each respective committee of the Board.

10.
Recommend to the Board any procedures of the Board that the Committee deems appropriate, including but not limited to procedures with respect to the waiver by the Board of any corporate rule, guideline, procedure or corporate governance guideline of the Company.

11.	Establish an evaluation process of the Board, its committees and management.

12.	Oversee the evaluation of the Board as a whole and evaluate and report to the Board on the performance and effectiveness of the Board, its committees and management.

13.
Oversee the orientation and continuing education of members of the Board. The Committee shall, from time to time, recommend such educational programs for the full Board, any committee or any individual director as the Committee deems necessary or appropriate.

14.	Review Chairman, Chief Executive Officer and other executive succession plans at least annually.

15.
Develop and recommend to the Board a set of corporate governance guidelines governing the Company’s participation in the political process and review, at least annually, the Company’s political activities and contributions.

16.	Review at least annually the Company’s charitable contribution and community involvement.

17.	Report to the Board, at the next regularly scheduled Board meeting, all significant issues discussed and recommendations to be acted upon by the Board.

PERFORMANCE EVALUATION

To the extent the Company is subject to the rules and regulations of the SEC or the listing standards established by the NYSE or the NASDAQ, and in accordance with such applicable rules, regulations and listing standards, the Committee shall (i) conduct an annual performance self-evaluation, which it shall conduct in such manner as it deems appropriate and (ii) review this Charter at least annually and recommend any proposed changes to the Board for approval, which changes to this Charter may only be made with the approval of the Board.

INVESTIGATIONS AND STUDIES; COMMITTEE RESOURCES
The Committee may conduct or authorize investigations into or studies of matters within the Committee's scope of responsibilities.

The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such information as the Committee requests. The Committee shall have the authority, in its sole discretion, to select, retain, terminate and obtain advice and seek assistance from internal or external legal, accounting or other advisors, including search firms, to assist with the execution of its duties and responsibilities as set forth in this Charter, including sole authority to approve the fees and other retention terms of any such advisor, and the Company shall provide appropriate funding as determined by the Committee.

* * *
Although the members of the Committee have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of members of the Committee, except to the extent otherwise provided under applicable federal or Nevada state law. This Charter is not intended to change or augment the obligations of the Company or its directors or management under the federal securities laws or to create new standards for determining whether directors or management have fulfilled their duties, including fiduciary duties under applicable law.

Adopted February 10, 2011; Renamed November 8, 2011 and December 20, 2012; Amended on November 4, 2014